Exhibit 99.1

              Endwave Reports 1st Quarter 2004 Financial Results

                  Endwave Exceeds Revised Earnings Guidance

    SUNNYVALE, Calif., April 29 /PRNewswire-FirstCall/ -- Endwave Corporation (Nasdaq: ENWV), a leading provider of radio frequency (RF) subsystems for carrier-class cellular backhaul infrastructure, broadband wireless networks and defense systems, today reported financial results for its first quarter ended March 31, 2004.
    Endwave reported revenues of $6.6 million for the first quarter of 2004, compared with revenues of $9.5 million for the fourth quarter of 2003 and $7.7 million for the first quarter of 2003. Cash, cash equivalents, and short-term investments as of March 31, 2004 decreased by $3.2 million, primarily as a result of making a $3.0 million lease termination payment, previously disclosed. Ending cash balance at March 31, 2004 was $26.9 million.
    GAAP net loss for the first quarter of 2004 was $2.2 million, or $0.23 loss per share, compared with GAAP net income for the fourth quarter of 2003 of $1.2 million, or $0.12 fully diluted earnings per share and GAAP net loss for the first quarter of 2003 of $6.5 million, or $0.72 loss per share. Pro forma net income for the first quarter of 2004 was $375,000, or $0.04 fully diluted earnings per share, compared with pro forma net income in the fourth quarter of 2003 of $1.2 million, or $0.12 fully diluted earnings per share and pro forma net loss in the first quarter of 2003 of $2.9 million, or $0.32 loss per share.
    For the first quarter of 2004, pro forma net income was calculated by excluding the net adjustments for a lease termination of $2.9 million, as well as recovery of loss on a sublease of $359,000, amortization of deferred stock compensation charges of $119,000 and a gain on the sale of land of $105,000. Both pro forma and GAAP earnings include the recognition of a reversal of a previously recognized liability of $793,000. Management believes that factoring in the items described above may permit investors to better compare results from period to period and more accurately assess the company's prospects.
    "Though we were disappointed in our first quarter revenue results, we are pleased that we exceeded our bottom line guidance, demonstrating that our variable cost business model is effective in uncertain times," said Ed Keible, Endwave's CEO and President. "As we previously reported, we expected our first quarter to be seasonally slow, but this was exacerbated when a major customer saw orders delayed until later this year. We believe our second quarter revenues will show a modest increase with significant revenue growth returning in the second half of 2004," said Keible.

    Endwave First Quarter 2004 Summary:
    -- Revenues were $6.6 million, a decrease of 30% from the fourth quarter of 2003. This revenue decrease was attributable to a seasonally slow first quarter, as well as reduced sales to one major customer.
    -- Revenues attributable to sales to customers in non-telecom related "adjacent" markets comprised 12% of total revenues for the first quarter of 2004, or $769,000.
    -- Products were shipped to 24 customers during the quarter, with increasing revenues to 15 of these customers -- including 4 new customers. The largest customers for the quarter included Nokia, Stratex Networks, Siemens, and Allgon.
    -- Neglecting the revenue shortfall to one major telecom customer, Endwave revenues to the remaining telecom customers were up 10% quarter over quarter.
    -- Gross margin was 40% in the first quarter, unchanged from the performance in the fourth quarter of 2003. Without the reversal of a previously reserved liability of $793,000 in the first quarter of 2004, gross margin for the quarter would have been 27%.
    -- A long-term teaming agreement was announced between Endwave and Crane Aerospace & Electronics that targets high-frequency defense opportunities such as Unmanned Aerial Vehicles (UAV), smart munitions, next-generation missiles, and/or phase array radar.
    -- Endwave and Northrop Grumman executed a 2-year extension of a MMIC wafer supply agreement, providing Endwave preferred pricing and terms on wafer processing and access to several proprietary Northrop Grumman semiconductor technologies.

    Endwave will hold its regularly scheduled first quarter earnings call today at 1:30 p.m. Pacific Time, which will be available via web cast by logging on to the investor relations section of our website at http://www.endwave.com/investors. The web cast replay will be available online after the earnings call at approximately 2:30 p.m. Pacific Time, and will continue to remain available for 90 calendar days after the call. An audio telephone replay of the conference call will also be available approximately one hour following the conclusion of the call, and will continue to be available for 5 calendar days by dialing 888-203-1112 (domestically) or 719-457-0820 (internationally), and entering the confirmation code 297445.

    About Endwave
    Endwave Corporation is a provider of radio frequency (RF) subsystems that enable the transmission and reception of voice and data signals in broadband wireless systems. The company develops and manufactures products used in high-speed cellular backhaul networks, enterprise access, homeland security, defense electronics and radar systems, and other broadband applications. These products include integrated transceivers, oscillators/synthesizers, high-power cellular switch-combiners, and RF modules (amplifiers, frequency multipliers, switches, and up/down-converters). Endwave has more than 35 issued patents covering its core technologies including semiconductor and proprietary circuit designs. Endwave Corporation is headquartered in Sunnyvale, CA, with operations in Diamond Springs, CA; Andover, MA; and Lamphun, Thailand. Additional information about the company can be accessed from the company's web site at http://www.endwave.com .

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
    This press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby. These statements include, but are not limited to, statements regarding forecasted future financial results. Actual results could differ materially from the forward-looking statements due to many factors, including the following: the risks that products will fail to achieve market acceptance, the timing or existence of customer orders, market volatility and weakness, customer concentration, delays in the design process, production delays or cancellations due to product defects or defects in materials supplied by vendors, the length of our sales cycle, our ability to develop, introduce and market new products and product enhancements, changes in product mix or distribution channels; the demand for wireless networking products and end-user products that incorporate wireless technology; competitive technologies; and, technological difficulties and resource constraints encountered in developing, transitioning and/or introducing new products. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Endwave's public reports filed with the Securities and Exchange Commission, such as those discussed under "Risk Factors" in Endwave's reports on Form 10-K and Form 10-Q.


                             Condensed Balance Sheet
                                 (in thousands)


                                                  March 31,       December 31,
                                                     2004             2003
                                                 (unaudited)        (audited)
    Assets
    Current assets
    Cash and cash equivalents                      $11,181           $13,408
    Restricted cash                                    651               778
    Short-term investments                          15,035            15,890
    Accounts receivables, net                        6,280             6,581
    Inventories, net                                 9,123             8,119
    Other current assets                               746               898
    Total current assets                            43,016            45,674
    Property and equipment, net                      6,640             7,260
    Other assets, net                                   77               140
    Total assets                                   $49,733           $53,074

    Liabilities and stockholders' equity
    Current liabilities:
    Accounts payable                                 2,243             3,088
    Warranty accrual                                 5,726             5,835
    Accrued compensation                             1,039             1,139
    Other accrued liabilities                          562             1,090
    Current portion of notes payable                   522               516
    Total current liabilities                       10,092            11,668

    Notes payable, less current portion                129               262
    Other long-term liabilities                         81               101
    Total stockholders' equity                      39,431            41,043
    Total liabilities and stockholders'
     equity                                        $49,733           $53,074


                            STATEMENTS OF OPERATIONS
               (in thousands, except share and per share amounts)
                                   (Unaudited)

                                                       Three months ended
                                                   March 31,        March 31,
                                                     2004              2003
    Total revenues                                  $6,617            $7,657
    Costs and expenses:
    Cost of product revenues                         3,971             7,002
    Research and Development                           974             1,102
    Sales, general and administrative                1,829             2,508
    Loss (recovery) on building sublease
     and asset impairment                             (359)            3,071
    Amortization of deferred stock
     compensation                                      119               512
    Lease termination, net                           2,899                --
    Total costs and expenses                         9,433            14,195
    Loss from operations                            (2,816)           (6,538)
    Interest and other, net                            637                65
    Net loss                                       $(2,179)          $(6,473)
    Basic and diluted net loss per share            $(0.23)           $(0.72)
    Weighted shares used in per-share
     calculation                                 9,472,107         9,014,661


                      PRO FORMA STATEMENTS OF OPERATIONS (1)
                (in thousands, except share and per share amounts)
                                   (Unaudited)

                                                        Three months ended
                                                    March 31,        March 31,
                                                      2004              2003
    Total revenues                                   $6,617            $7,657
    Costs and expenses:
    Cost of product revenues                          3,971             7,002
    Research and Development                            974             1,102
    Sales, general and administrative                 1,829             2,508
    Total costs and expenses                          6,774            10,612
    Loss from operations                               (157)           (2,955)
    Interest income and other, net                      532                65
    Net income (loss)                                  $375           $(2,890)
    Basic and diluted net income (loss)
     per share                                        $0.04            $(0.32)
    Weighted shares used in per-share
     calculation                                 10,497,287         9,014,661

    Basis of presentation:
    1. Pro forma operating results exclude the effects the loss (recovery) on building sublease, amortization of deferred stock compensation charges, lease termination costs, gain on sale of land and impairment of fixed assets.


                   ACTUAL TO PRO FORMA NET LOSS RECONCILIATION
                                 (in thousands)
                                   (unaudited)

                                                      Three months ended
                                                   March 31,         March 31,
                                                     2004              2003
    Net loss actual                                $(2,179)          $(6,473)
    Impairment of long-lived assets                     --             2,409
    Loss (recovery) on sublease                       (359)              662
    Amortization of deferred stock
     compensation                                      119               512
    Lease termination, net                           2,899                --
    Gain on sale of land                              (105)               --
    Net income (loss) pro forma                       $375           $(2,890)


SOURCE  Endwave Corporation
    -0-                             04/29/2004
    /CONTACT: Julianne Biagini, Chief Financial Officer, +1-408-522-3105, or Mark Hebeisen, VP Marketing, +1-408-522-7702, both of Endwave Corporation /
    /Web site:  http://www.endwave.com /
    (ENWV)

CO:  Endwave Corporation
ST:  California
IN:  CPR STW TLS NET
SU:  ERN ERP CCA